Fourth Quarter & Fiscal Year 2023 Earnings Review United Bankshares, Inc. January 26, 2024 Exhibit 99.2

Forward Looking Statements This presentation and statements made by United Bankshares, Inc. (“United”) and its management contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) United’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; (ii) the effect of the COVID-19 pandemic; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations managements of United and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of United. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic on United, its colleagues, the communities United serves, and the domestic and global economy; (2) uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; (3) volatility and disruptions in global capital and credit markets; (4) interest rate, securities market and monetary supply fluctuations; (5) increasing rates of inflation and slower growth rates; (6) reform of LIBOR; (7) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; (8) the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; (9) future provisions for credit losses on loans and debt securities; (10) changes in nonperforming assets; (11) competition; (12) changes in legislation or regulatory requirements and (13) the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed United’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Internet site (http://www.sec.gov). United cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning United or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. United does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made. IMPORTANT INFORMATION

Achieved Net Income of $366.3 million and Diluted Earnings Per Share of $2.71 Generated Return on Average Assets of 1.25%, Return on Average Equity of 7.87%, and Return on Average Tangible Equity* of 13.33% Increased dividends to shareholders for the 50th consecutive year (current dividend yield of ~4.0% based upon recent prices) Ranked #1 most trustworthy bank in Newsweek’s list of “Most Trustworthy Companies in America 2023” Net Interest Margin (FTE) increased from 3.50% to 3.56% Asset quality remains sound and Non-Performing Assets remained low at 0.16% of Total Assets Strong expense control with an efficiency ratio of 53.09% Capital position remains robust and liquidity remains sound 2023 HIGHLIGHTS *Non-GAAP measure. Refer to appendix.

EARNINGS SUMMARY

In thousands, except per share data	Three Months Ended			Year Ended	
	4Q23	3Q23	4Q22	2023	2022
Interest & Fees Income	$ 369,175	$ 356,910	$ 307,741	$ 1,401,320	$ 1,001,990
Interest Expense	$ 139,485	$ 128,457	$ 58,337	$ 481,396	$ 105,559
Net Interest Income	$ 229,690	$ 228,453	$ 249,404	$ 919,924	$ 896,431
Provision for Credit Losses	$ 6,875	$ 5,948	$ 16,368	$ 31,153	$ 18,822
Noninterest Income	$ 33,675	$ 33,661	$ 30,879	$ 135,258	$ 153,261
Noninterest Expense	$ 152,287	$ 135,230	$ 137,542	$ 560,224	$ 555,087
Income Before Income Taxes	$ 104,203	$ 120,936	$ 126,373	$ 463,805	$ 475,783
Income Taxes	$ 24,813	$ 24,779	$ 26,608	$ 97,492	$ 96,156
Net Income	$ 79,390	$ 96,157	$ 99,765	$ 366,313	$ 379,627
Diluted EPS	$0.59	$0.71	$0.74	$2.71	$2.80
Weighted Average Diluted Shares	134,985	134,888	134,799	134,754	135,118

Linked-Quarter (LQ)

- Net Income was $79.4 million in 4Q23 compared to $96.2 million in 3Q23, with diluted EPS of $0.59 in 4Q23 compared to $0.71 in 3Q23.
- Net Interest Income increased $1.2 million primarily due to organic loan growth and a higher yield on net loans and loans held for sale, partially offset by higher interest expense driven by deposit rate repricing.
- Provision Expense was $6.9 million in 4Q23 compared to $5.9 million in 3Q23. The provision expense for 4Q23 was primarily driven by the impact of reasonable and supportable forecasts of future macroeconomic conditions and loan growth.
- Noninterest Income was flat compared to 3Q23. 4Q23 included a $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative, while income from mortgage banking activities declined $2.8 million primarily due to a lower valuation of mortgage derivatives and a lower margin on loans sold.
- Noninterest Expense increased $17.1 million compared to 3Q23 primarily due to the $12.0 million FDIC special assessment and increases of $5.4 million in other noninterest expense and $3.9 million in the expense for the reserve for unfunded loan commitments. The increase in other noninterest expense was driven by an increase of $2.4 million of tax credit investment amortization, an increase of $1.9 million of expense related to community development lending programs and $1.3 million related to trade name intangible impairments. The increases in noninterest expense were partially offset by decreases of $3.2 million in employee benefits and $1.2 million in employee compensation.
- The effective tax rate increased from 20.5% to 23.8% primarily driven by the impact of provision to return adjustments in the fourth quarter of 2023.

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PERFORMANCE RATIOS *Non-GAAP measure. Refer to appendix. Strong profitability and expense control FY 2020 was impacted by COVID-19, CECL ACL build, pre-tax merger-related expenses of $54.2 million, and breakage fees of $10.4 million on three FHLB advance payoffs, largely offset by strong mortgage banking income. FY 2021 was impacted by pre-tax merger-related expenses of $21.4 million, offset by CECL ACL releases. FY 2023 was impacted by a $12.0 million expense related to the FDIC’s special assessment levied on banking organizations to recover losses to the Deposit Insurance Fund and a $7.2 million loss on the sale of AFS investment securities, partially offset by an $8.1 million gain on sale of mortgage servicing rights.

Reported Net Interest Margin increased from 3.54% to 3.55% LQ. Linked-quarter Net Interest Income (FTE) increased $1.2 million primarily due to organic loan growth and a higher yield on net loans and loans held for sale, partially offset by higher interest expense driven by deposit rate repricing. Approximately ~58% of the loan portfolio is fixed rate and ~42% is adjustable rate, while ~27% of the total portfolio is projected to reprice within the next 3 months. ~26% of the securities portfolio is floating rate. Securities balances of approximately ~$925 million with an average yield of ~3.6% are projected to roll off over during 2024. HTM securities are immaterial at $1.0 million, or 0.0% of total securities. The duration of the AFS portfolio is 4.1 years. Scheduled purchase accounting loan accretion is estimated at $8.5 million for FY 2024 and $5.8 million for FY 2025. NET INTEREST INCOME AND MARGIN

LOAN SUMMARY (EXCLUDES LOANS HELD FOR SALE)



Loans, EOP
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$20,580
$20,631
$20,782
$21,115
$21,373
4Q22
1Q23
2Q23
3Q23
4Q23

$ in millions



Non Owner Occupied CRE
Other 17%
Retail 19%
Office 15%
Multifamily 23%
Special Purpose 8%
Hospitality 13%
Industrial 5%

		4Q23	% of Total		LQ Change
Owner Occupied CRE	$	1,598	7.5%	$	(82)
Non Owner Occupied CRE	$	6,718	31.4%	$	73
Commercial	$	3,572	16.7%	$	45
Residential Real Estate	$	5,271	24.7%	$	254
Construction & Land Dev.	$	3,148	14.7%	$	44
Bankcard	$	10	0.0%	$	1
Consumer	$	1,055	4.9%	$	(76)
Total Gross Loans	$	21,373	100.0%	$	258

- Linked-Quarter loan balances increased $258 million primarily driven by Residential Real Estate and Non Owner Occupied CRE loans.
- Loan growth continues to be led by the North Carolina & South Carolina markets, with loan balances up 10.5% annualized in 4Q23, and up 13.3% YTD in 2023.
- Non Owner Occupied CRE to Total Risk Based Capital was ~260% at 4Q23. CRE portfolio remains diversified among underlying collateral types.
- Office loans within Non Owner Occupied CRE total $1.0 billion (~5% of total loans). Top 25 Office loans make up ~45% of total Office balances. Weighted average LTV at origination for the Top 25 was ~62%. United has been disciplined in its approach to underwriting Office loans. The stringent underwriting process focuses on the underlying tenants, lease terms, sponsor support, location, property class, amenities, etc.
- Weighted average FICO of all consumer-related loan sectors is ~756.
- Total purchase accounting-related fair value discount on loans was $36 million as of 12/31/23.

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End of Period Balances (000s) 9/30/23 12/31/23 Non-Accrual Loans $24,456 $30,919 90-Day Past Due Loans $18,283 $14,579 Total Non-performing Loans $42,739 $45,498 Other Real Estate Owned $3,181 $2,615 Total Non-performing Assets $45,920 $48,113 Non-performing Loans / Loans 0.20% 0.21% Non-performing Assets / Total Assets 0.16% 0.16% Annualized Net Charge-offs / Average Loans 0.03% 0.05% Allowance for Loan & Lease Losses (ALLL) $254,886 $259,237 ALLL / Loans, net of unearned income 1.21% 1.21% Allowance for Credit Losses (ACL)* $298,652 $303,943 ACL / Loans, net of unearned income 1.42% 1.42% NPAs were $48.1 million at 12/31/23 compared to $45.9 million at 9/30/23 with the ratio of NPAs to Total Assets unchanged at 0.16%. 30-89 Day Past Due loans were 0.39% of total loans at 12/31/23 and 9/30/23. ALLL increased $4.4 million LQ primarily due to the impact of reasonable and supportable forecasts of future macroeconomic conditions and loan growth. For the full year of 2023, ALLL increased $24.5 million with the ratio of ALLL to Loans increasing from 1.14% to 1.21%. CREDIT QUALITY *ACL is comprised of ALLL and the reserve for lending-related commitments

Strong core deposit base with 27% of deposits in Non Interest Bearing accounts. LQ deposits increased $142 million driven by Interest Bearing Transaction accounts and Time Deposits, partially offset by declines in other categories. Brokered deposits total $272 million (only 1.2% of total deposits), which represents a decline of $66 million compared to 3Q23. Cumulative interest bearing deposit beta of ~52% and total deposit beta of ~38% since 1Q22. Enviable deposit franchise with an attractive mix of both high growth MSAs and stable, rural markets with a dominant market share position. Top 10 Deposit Markets by MSA (as of 6/30/23) MSA Total Deposits In Market ($000) Number of Branches Rank Washington, DC 9,907,513 61 6 Charleston, WV 1,573,967 7 2 Morgantown, WV 1,038,394 6 2 Myrtle Beach, SC 828,928 11 7 Parkersburg, WV 778,888 4 1 Richmond, VA 733,180 12 8 Hagerstown, MD 621,574 6 3 Charlotte, NC 594,782 7 17 Wheeling, WV 516,579 6 2 Beckley, WV 482,704 6 2 $ in millions Source: S&P Global Market Intelligence DEPOSIT SUMMARY

LIQUIDITY POSITION & ADDITIONAL DEPOSIT DETAIL

Deposit Account Details ($ in millions)	End of Period Ratios / Values	
	12/31/23	% of Total Deposits
Estimated Uninsured Deposits (less affiliate and collateralized deposits)	$6,453	28%
Estimated Insured/Collateralized Deposits	$16,366	72%
Total Deposits	$22,819	100%

- Liquidity remains strong with a granular deposit base and geographic diversification.
  - Average deposit account size is ~$35 thousand with >600 thousand total deposit accounts.
- Estimated uninsured/uncollateralized deposits declined from 29% at 9/30/23 and 37% at 12/31/22.

Available Liquidity ($ in millions)	12/31/23
Cash & Cash Equivalents	$1,599
Unpledged AFS Securities	$1,479
Available FHLB Borrowing Capacity	$2,666
Available FRB Discount Window Borrowing Capacity	$2,674
Subtotal	$8,418
Additional FHLB Capacity (with delivery of collateral)	$4,071
Additional Brokered Deposit Capacity (based on internal policy)	$4,292
Total Liquidity*	$16,781

*Does not include other sources of liquidity such as the FRB's Bank Term Funding Program (BTFP), Fed Funds Lines, additional Reciprocal Deposit capacity, etc.

- No borrowings from the FRB Discount Window or BTFP during 2023.
- Ample additional liquidity sources over and above those shown in the table above for contingency purposes.

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West Virginia #2 in the state (second only to Truist) with $6.0 billion in deposits. United ranks #1 or #2 in deposit market share within its top 5 largest markets in the state. United continues to build franchise value with an attractive mix of both high growth MSAs and stable, rural markets with a dominant market share position. Further growth opportunities exist to expand our presence in some of the most desirable banking markets in the nation. These dynamics uniquely position our franchise and contribute to making United one of the most valuable banking companies in the Southeast and Mid-Atlantic. Washington D.C. MSA #1 regional bank (#6 overall) with $9.9 billion in deposits. United has increased deposit market share in the D.C. MSA from #15 in 2013 to #6 in 2023, with total deposits increasing from $2.1 billion to $9.9 billion. Virginia- #7 in the state with $8.6 billion (including VA deposits within the D.C. MSA). North Carolina #17 in the state with $2.2 billion. Select MSAs: #17 in Charlotte #27 in Raleigh #11 in Wilmington #10 in Greenville #1 in Washington #8 in Rocky Mount #9 in Fayetteville South Carolina #11 in the state with $1.7 billion. Select MSAs: #11 in Charleston #7 in Myrtle Beach #15 in Greenville #15 in Columbia ATTRACTIVE DEPOSIT MARKET SHARE POSITION Source: S&P Global Market Intelligence; Data as of 6/30/23

End of Period Ratios / Values 9/30/23 12/31/23** Common Equity Tier 1 Ratio 13.0% 13.1% Tier 1 Capital Ratio 13.0% 13.1% Total Risk Based Capital Ratio 15.2% 15.4% Leverage Ratio 11.3% 11.4% Total Equity to Total Assets 15.9% 15.9% *Tangible Equity to Tangible Assets (non-GAAP) 10.0% 10.2% Book Value Per Share $34.45 $35.36 *Tangible Book Value Per Share (non-GAAP) $20.34 $21.27 Capital ratios remain significantly above regulatory “Well Capitalized” levels and exceed all internal capital targets. United did not repurchase any common shares during 3Q23 or 4Q23. As of 12/31/23, there were 4,371,239 shares available to be repurchased under the approved plan. *Non-GAAP measure. Refer to appendix. **Regulatory ratios are estimates as of the earnings release date. CAPITAL RATIOS AND PER SHARE DATA

MORTGAGE BANKING

	Three Months Ended		Full Year	
(000s)	9/30/23	12/31/23	2022	2023
Applications	$458,818	$564,766	$4,089,086	$2,118,158
Loans Originated	$342,131	$431,351	$2,913,708	$1,501,814
Loans Sold	$367,679	$370,213	$3,203,749	$1,439,000
Purchase Money %	94%	87%	81%	92%
Realized Gain on Sale Margin	2.29%	2.11%	2.40%	2.22%
Locked Pipeline (EOP)	$99,988	$93,368	$68,654	$93,368
Loans Held for Sale (EOP)	$59,614	$56,261	$56,879	$56,261
Balance of Loans Serviced (EOP)	$1,216,805	$1,202,448	$3,381,485	$1,202,448
Total Income	$13,429	$10,315	$79,906	$58,828
Total Expense	$14,119	$14,287	$88,983	$59,197
Income Before Tax	$(690)	$(3,972)	$(9,077)	$(369)
Net Income After Tax	$(549)	$(2,704)	$(7,219)	$194

- The Mortgage Banking Segment presented above represented George Mason Mortgage and Crescent Mortgage Company for 2022 and 2023. United plans to complete a consolidation of its mortgage delivery channels during the early part of 2024. As part of the consolidation, United exited the third-party origination (TPO) business during 4Q23. United will continue to offer mortgage products through its bank mortgage channel and existing George Mason Mortgage offices (which will be re-branded under the United umbrella). The consolidation will streamline operations and enhance the customer experience. The 4Q23 results included $1.27 million in trade name intangible impairments related to the consolidation.
- The quarterly net fair value impact on mortgage banking derivatives and loans held for sale was $(0.1) million in 3Q23 and $(0.8) million in 4Q23.

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Select guidance is being provided for 2024. Our outlook may change if the expectations for these items vary from current expectations. Balance Sheet: Expect loan growth, excluding loans held for sale, to be in the mid single digits for 2024 (compared to 4Q23 end of period balance). Loan pipelines continue to be strong. Expect investment portfolio balances to decrease ~$500 million in 2024 (compared to 4Q23 end of period balance). Expect deposit growth in the mid single digits (compared to 4Q23 end of period balance). Net Interest Income / Net Interest Margin: Net interest income (non-FTE) expected to be in the range of $910 million to $930 million for 2024 (assumes three 25 bps rate cuts in 2024). Expect the net interest margin to remain relatively stable in 2024 compared to 4Q23. Provision Expense: Asset quality remains sound. Provision expense will be dependent on the future economic outlook, future credit trends within United’s portfolio, and loan growth. Expect credit environment to continue to normalize with our credit performance expected to outperform the industry. Current planning assumption for provision expense is $36 million for FY 2024. Non Interest Income: Expect non interest income to be in the range of $120 million to $130 million for 2024. Mortgage banking revenue will be subject to industry trends. Non Interest Expense: Expect non interest expense to be in the range of $555 million to $565 million. Effective Tax Rate: Estimated at approximately ~20.5%. Capital: Stock buyback will be market dependent. United’s capital position remains robust. 2024 OUTLOOK

Premier Mid-Atlantic and Southeast franchise with an attractive mix of high growth MSAs and smaller stable markets with a dominant market share position Consistently high-performing company with a culture of disciplined risk management and expense control 50 consecutive years of dividend increases evidences United’s strong profitability, solid asset quality, and sound capital management over a very long period of time Experienced management team with a proven track record of execution Committed to our mission of excellence in service to our employees, our customers, our shareholders and our communities Attractive valuation with a current Price-to-Earnings Ratio of 14.2x (based upon median 2024 street consensus estimate of $2.60 per Bloomberg) INVESTMENT THESIS

APPENDIX

(dollars in thousands) 2019 2020 2021 2022 2023 (1) Return on Average Tangible Equity (A) Net Income (GAAP) $260,099 $289,023 $367,738 $379,627 $366,313 Average Total Shareholders' Equity (GAAP) $3,336,075 $3,956,969 $4,430,688 $4,601,440 $4,654,103 Less: Average Total Intangibles (1,511,501) (1,716,738) (1,837,609) (1,910,377) (1,905,390) (C) Average Tangible Equity (non-GAAP) $1,824,574 $2,240,231 $2,593,079 $2,691,063 $2,748,713   Formula: Net Income/Average Tangible Equity   Return on Average Tangible Equity (non-GAAP) 14.26% 9.58% 12.90% 14.18% 14.11% 13.33%                   RECONCILIATION OF NON-GAAP ITEMS

(dollars in thousands)   9/30/2023 12/31/2023     (2) Tangible Equity to Tangible Assets     Total Assets (GAAP) $ 29,224,794 $ 29,926,482   Less: Total Intangibles (GAAP) (1,903,949) (1,901,394)     Tangible Assets (non-GAAP) $ 27,320,845 $ 28,025,088         Total Shareholders' Equity (GAAP)   $ 4,648,878 $ 4,771,240     Less: Total Intangibles (GAAP)   (1,903,949) (1,901,394)   Tangible Equity (non-GAAP)   $ 2,744,929 $ 2,869,846   Tangible Equity to Tangible Assets (non-GAAP)   10.0% 10.2%           (3) Tangible Book Value Per Share:   Total Shareholders' Equity (GAAP) $ 4,648,878 $ 4,771,240   Less: Total Intangibles (GAAP) (1,903,949) (1,901,394)   Tangible Equity (non-GAAP) $ 2,744,929 $ 2,869,846   ÷ EOP Shares Outstanding (Net of Treasury Stock) 134,933,015 134,949,063   Tangible Book Value Per Share (non-GAAP) $20.34 $21.27             RECONCILIATION OF NON-GAAP ITEMS (CONT.)